Exhibit 5.1

October 10, 2013
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746
Ladies and Gentlemen:
We have acted as counsel for EZCORP, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of up to 100 shares of the Company’s Class A Non-Voting Common Stock, $.01 par value per share (the “Class A Common Stock”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2013, which shares of Class A Common Stock may be issued from time to time in accordance with the terms of the EZCORP, Inc. 2003 Incentive Plan (the “Plan”).
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan and (iv) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that the Class A Common Stock will be issued in accordance with the terms of the Plan.
Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Class A Common Stock has been duly authorized and, when shares of the Class A Common Stock are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which shares of Class A Common Stock relate, will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.
This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Vinson & Elkins L.L.P.

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